EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

The following is a list of subsidiaries of the Company as of June 30, 2015, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

NAME	WHERE ORGANIZED

Net1 Applied Technologies South Africa (Pty) Ltd	Republic of South Africa

Cash Paymaster Service (Pty) Ltd	Republic of South Africa

Net1 Finance Holdings (Pty) Ltd	Republic of South Africa

Moneyline Financial Services (Pty) Ltd	Republic of South Africa

Net1 Mobile Solutions ((Pty) Ltd	Republic of South Africa

Prism Holdings (Pty) Ltd	Republic of South Africa

EasyPay (Pty) Ltd	Republic of South Africa

RMT Systems (Pty) Ltd	Republic of South Africa

Prism Payment Technologies (Pty) Ltd	Republic of South Africa

Net1 FIHRST Holdings (Pty) Ltd	Republic of South Africa

Net1 Universal Electronic Technological Solutions (Pty) Ltd	Republic of South Africa

The Smart Life Insurance Company Limited	Republic of South Africa

Zazoo Limited	England and Wales

Netpay Solutions Private Limited	Republic of India

KSNET, Inc.	Republic of Korea

Net1 Applied Technologies Korea	Republic of Korea

SmartSwitch Netherlands CV	Netherlands

Net1 Applied Technologies Netherlands BV	Netherlands

NUEP Holdings S.a.r.l.	Luxembourg